EXHIBIT 99.1

       UNIVERSAL CORPORATION ANNOUNCES SUBSTANTIAL REDUCTION IN JURY AWARD

    RICHMOND, Va., Jan. 3 /PRNewswire-FirstCall/ -- Universal Corporation (NYSE: UVV) announced today that a California court has substantially reduced punitive damages previously awarded to plaintiffs in the case captioned Rosemary Valladares, et al v. Madera Quality Nut, Inc., et al. Compensatory damages awarded in the case were about $200,000, and punitive damages have been reduced by the trial court to approximately $1.25 million from the original jury award of $25 million. Under this court order, the total cost to the Company and its subsidiaries would be about $1.45 million plus a portion of the plaintiffs' legal costs, in addition to its own legal costs. The case arose from an employment matter involving the Company's Madera Quality Nut subsidiary, and was tried in the Superior Court of the State of California in the County of Madera.

    The Company is reviewing the final order from the court and considering its options, which could include appeal. In the six months that ended on September 30, 2006, the Company accrued an estimate of the liability, which was not material to its consolidated financial statements. The final order does not exceed the amount accrued.

    Headquartered in Richmond, Virginia, Universal Corporation (NYSE: UVV) is one of the world's leading tobacco merchants and processors and conducts business in more than 35 countries. Universal has announced plans to sell its non-tobacco businesses. The revenues of its tobacco business for the fiscal year ended March 31, 2006, were $1.8 billion. For more information on Universal Corporation, visit its web site at http://www.universalcorp.com.

SOURCE  Universal Corporation
    -0-                             01/03/2007
    /CONTACT:  Karen M. L. Whelan of Universal Corporation, +1-804-359-9311,
Fax: +1-804-254-3594, investor@universalleaf.com/
    /Web site:  http://www.universalcorp.com /
    (UVV)